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                                                                    Exhibit 3.12


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                 AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
                      SPECIAL RIGHTS OF SERIES F PREFERRED
                          STOCK OF ARCH WIRELESS, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

     Arch Wireless, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, files this Certificate of Designations setting forth a copy of a resolution duly adopted by the Board of Directors of the Corporation, which resolution remains in full force and effect as of the date hereof, to establish, pursuant to authority expressly vested in the Board of Directors by Article Fourth of the Restated Certificate of Incorporation of the Corporation, the voting powers, designations, preferences and rights of One Million Two Hundred Fifty Thousand (1,250,000) shares of the authorized Preferred Stock of the Corporation to be designated as "Series F Cumulative Redeemable Preferred Stock":

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of one or more series of the Corporation's Preferred Stock, $0.01 par value per share, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT

          RESOLVED, that the Board of Directors does create, authorize and provide for the issuance of a series of the Corporation's Preferred Stock, $0.01 par value per share, consisting of One Million Two Hundred Fifty Thousand (1,250,000) shares of the authorized Preferred Stock of the Corporation to be designated as "Series F Cumulative Redeemable Preferred Stock", with the voting powers, designations, preferences and rights specified below:

     Section 1. DESIGNATION. One Million Two Hundred Fifty Thousand (1,250,000) shares of the Corporation's Preferred Stock shall be designated as "Series F Cumulative Redeemable Preferred Stock." The Series F Cumulative Redeemable Preferred Stock (the "Series F Preferred Stock") shall sometimes be referred to herein, together with the Corporation's existing Series B

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Junior Participating Preferred Stock and Series C Convertible Preferred Stock
collectively, as the "Preferred Stock."

     Section 2. DIVIDENDS. The holders of Series F Preferred Stock shall be entitled to receive dividends as described in this Section 2.

           (a) PRIORITY OF DIVIDENDS. Subject to the rights of the holders of Series C Convertible Preferred Stock which shall rank prior and superior to the Series F Preferred Stock with respect to liquidation and dividends, and subject to the rights of any other class or series of authorized preferred stock which may from time to time come into existence after the date hereof, no dividends shall be declared or set aside for the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), or any class or series of securities junior in rank in terms of liquidation preferences to the Series F Preferred Stock, including the Corporation's existing Class B Common Stock, par value $.01 per share, and Series B Junior Participating Preferred Stock (together with the Common Stock, the "Junior Stock"), unless prior thereto all accrued and unpaid dividends on the Series F Preferred Stock shall be declared, set aside and paid on all of the then outstanding shares of Series F Preferred Stock. The right of the holders of Series F Preferred Stock to receive dividends and any other distributions in respect of the Series F Preferred Stock shall be (i) junior in rank to the right of the holders of Series C Convertible Preferred Stock to receive any and all dividends and (ii) PARI PASSU with the right of the holders of any other class or series of securities now or hereafter equal in rank in terms of liquidation preferences to the Series F Preferred Stock ("Parity Stock") to receive dividends on Parity Stock if the terms of such Parity Stock include the payment of dividends. In the event that, after declaration of a cash dividend on the Series F Preferred Stock, funds legally available for distribution to holders of Series F Preferred Stock and Parity Stock on any Dividend Payment Date (as defined in Section 2(b)) are insufficient to fully pay the dividend due and payable on such Dividend Payment Date to all holders of outstanding Series F Preferred Stock and Parity Stock, then all funds legally available for distribution shall be paid to holders of Series F Preferred Stock and Parity Stock in proportion to the respective amounts of cash dividends owed to such holders. Any remaining dividend amount owed to holders of the Series F Preferred Stock shall be accrued in accordance with Section 2(b) or may be paid, at the Corporation's election, in the form of a Stock Dividend (as defined in Section 2(b)).

     Except as provided above, the Corporation shall not declare or pay any dividends or distributions on, or redeem, repurchase, accept or otherwise acquire for value, any shares of Junior Stock or Parity Stock (any of the foregoing, a "Restricted Payment") if all accrued and unpaid dividends on all the then outstanding shares of Series F Preferred Stock and Parity Stock have not been paid in full, unless the Corporation shall have first offered, and provided evidence of its ability to pay, in cash, to the holders of the Series F Preferred Stock and Parity Stock all such dividends on the Series F Preferred Stock and Parity Stock. The holders of a majority of the then outstanding shares of Series F Preferred Stock may accept or reject such offer in their sole discretion, which decision shall be binding upon all holders of Series F Preferred Stock. If such offer is made, the Corporation may make such Restricted Payment. Notwithstanding the foregoing, the foregoing provisions of Section 2(a) shall not apply in the event the Corporation shall dividend or otherwise distribute rights to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of capital stock of the Corporation, which rights (i) until the occurrence of a specified event or events are deemed to be transferred with such shares


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of Common Stock and are not exercisable and (ii) are issued in respect of future issuances of Common Stock ("Rights"). In such event, the holders of shares of Series F Preferred Stock shall be entitled to receive any such Rights with respect to any shares of Common Stock that the Corporation may issue as payment
(a) of dividends on the Series F Preferred Stock or (b) of the redemption/conversion price in the event the Series F Preferred Stock is redeemed/converted as provided herein, in each case no later than the date such Rights separate from the Common Stock or otherwise become exercisable (the "Distribution Date") and then only to the extent such Rights have not been redeemed or terminated or have otherwise expired.

               (b) DIVIDEND RATE; FORM OF DIVIDEND PAYMENT; DIVIDEND PAYMENT DATES. Each holder of the Series F Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, subject to the prior and superior rights of Series C Convertible Preferred Stock but in preference and priority to dividends on any Junior Stock, that shall accrue on the Liquidation Price (as defined in Section 3(a)) of each share of the Series F Preferred Stock at the rate of twelve percent (12%) per annum, as described in Section 3(c) below, from and including the date of the Dividend Commencement Date (as defined below) to and including the date on which the Liquidation Price (as defined in Section 3(a)) of such share is paid in full to the holder of such share pursuant to
Section 3. At the Corporation's option, so long as shares of the Common Stock remain listed on the Nasdaq National Market ("NNM") or are listed on a national securities exchange, dividends may be paid in Fully Registered (as such term is defined herein), fully paid and nonassessable shares of the Common Stock (together with any associated Rights) with a value equal to the dividend amount (a "Stock Dividend") in lieu of cash. As used herein, "Fully Registered" shares of Common Stock shall include shares of Common Stock with respect to which the Corporation has filed a registration statement with the Securities and Exchange Commission for the resale of such shares by the holders thereof and which registration statement remains effective and as to which such holders would otherwise be permitted to effect the resale of such shares under applicable federal and state securities laws. For purposes of payment, the value of the Common Stock shall be deemed to be equal to the Market Price (as hereinafter defined) for the ten (10) trading days immediately preceding the corresponding Dividend Payment Date (as hereinafter defined). If any fractional share of the Common Stock would be issuable in payment of any dividend on any share of the Series F Preferred Stock (for this purpose aggregating all shares of Series F Preferred Stock held by each holder), the Corporation shall make a cash payment for such portion of the dividend in lieu of fractional shares of the Common Stock. The accrued dividends, whether paid in cash or by a Stock Dividend, will be adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together referred to as "Recapitalization Events") which affect the number of outstanding shares of the Series F Preferred Stock. Accrued dividends on the Series F Preferred Stock shall be payable out of funds legally available therefor on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on the Dividend Commencement Date (as defined below), to the holders of record of the Series F Preferred Stock as of the close of business on the applicable record date. Dividends shall be fully cumulative and shall accrue on a daily basis based on a 365-day or 366-day year, as the case may be, without regard to the occurrence of a Dividend Payment Date and whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. The amount of dividends "accrued" with respect to any


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share of Series F Preferred Stock as of the first Dividend Payment Date after the Dividend Commencement Date, or as of any other date after the Dividend Commencement Date that is not a Dividend Payment Date, shall be calculated on the basis of the actual number of days elapsed from and including the Dividend Commencement Date, in the case of the first Dividend Payment Date and any date of determination prior to the first Dividend Payment Date, or from and including the last preceding Dividend Payment Date, in the case of any other date of determination, to and including such date of determination which is to be made, in each case based on a year of 365 or 366 days, as the case may be (the "Dividend Period"). Whenever the Board of Directors of the Corporation declares any dividend pursuant to this Section 2, notice of the applicable record date and related Dividend Payment Date shall be given.

     As used herein, the "Market Price" of the Common Stock at any date shall mean the closing price per share of Common Stock on such date, as officially reported by NNM or such other national securities exchange where the Common Stock may then be listed, and, when used with reference to shares of Common Stock for any period shall mean the average of the daily closing prices per share of Common Stock for such period. The closing price for each day shall be the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use.

     As used herein, "Dividend Commencement Date" with respect to any share of Series F Preferred Stock shall mean the date any such share is transferred for value to any person or entity that is not a Related Third Party (as defined below), provided that if such share was transferred by a Related Third Party in consideration for the exchange of indebtedness of such Related Third Party and accrued interest on such indebtedness was not paid prior to or in connection with such exchange, the Dividend Commencement Date shall be the date that any such unpaid accrued interest on such indebtedness began to accrue. As used herein, "Related Third Party" means any entity of which the Corporation owns, directly or indirectly, a majority of the outstanding equity interests and includes any entity that holds shares of Series F Preferred Stock in a fiduciary capacity for any Related Third Party.

          (c) COMPOUNDING OF DIVIDENDS; ADDITION TO LIQUIDATION PRICE. On each Dividend Payment Date, all dividends that have accrued on each share of Series F Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Liquidation Price of such share effective as of such Dividend Payment Date and shall remain a part thereof to and including the date on which the dividend is paid or the Liquidation Price of such share is paid in full to the holder of such share pursuant to Section 3 or the Redemption Price is paid in full to such holder pursuant to Section 6 or Section 7; provided, however, that for purposes of determining the dollar amount of quarterly dividends under
Section 2, the initial Liquidation Price shall be used until the first December 31 after the Dividend Commencement Date and thereafter the Liquidation Price in effect on each December 31 shall be used for such December 31 Dividend Payment Date and the next three successive Dividend Payment Dates.


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          (d) PRO RATA DECLARATION AND PAYMENT OF DIVIDENDS. All dividends paid with respect to shares of the Series F Preferred Stock on any Dividend Distribution Date pursuant to this Section 2 shall be declared and paid pro rata to all the holders of the shares of Series F Preferred Stock outstanding as of the applicable record date, in proportion to the amount of dividends owing to each such holder on such Dividend Distribution Date.

     Section 3. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each such event, a "Liquidation"), except as provided in Section 3(b) below, subject to the rights of the holders of Series C Preferred Stock which shall rank prior and superior to the Series F Preferred Stock with respect to Liquidation, and subject to the rights of any other class or series of Parity Stock that may from time to time come into existence, the holders of shares of Series F Preferred Stock then outstanding shall be entitled, ratably in proportion to the shares of the Series F Preferred Stock held by such holders, to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment to the holders of Series C Preferred Stock, but before payment to the holders of Junior Stock, and PARI PASSU with Parity Stock, by reason of their ownership thereof, an amount equal to (i) $100 (the "Original Issue Price") per share of the Series F Preferred Stock (subject to appropriate adjustment for any Recapitalization Events affecting the Series F Preferred Stock), plus (ii) an amount equal to all unpaid dividends accrued on such share of the Series F Preferred Stock since the Dividend Commencement Date thereof which, pursuant to Section 2(c), have been added to and remain part of the Liquidation Price as of such time of determination, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends, plus (iii) an amount equal to all accrued and unpaid dividends accrued on such share of the Series F Preferred Stock during the period from the immediately preceding Dividend Payment Date through and including the determination date (the "Liquidation Price").

          (b) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of shares of Series C Preferred Stock in proportion to the aggregate liquidation preference of the Series C Preferred Stock. If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders following such payment on the Series C Preferred Stock shall be insufficient to pay the holders of shares of Series F Preferred Stock and any other Parity Stock the full amount to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of shares of Series F Preferred Stock and any other Parity Stock ratably in proportion to the aggregate liquidation preferences of the Series F Preferred Stock and any other series or class of Parity Stock held by such holders.

          (c) After the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock, Series F Preferred Stock, and any other Parity Stock, upon the Liquidation of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.


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     Section 4. VOTING RIGHTS.

          (a) The holder of each share of Series F Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation.

          (b) Subject to the rights of series of authorized Preferred Stock which may from time to time come into existence, so long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting together as a single class:

               (i) authorize, increase the authorized number of shares of, or issue, any shares of any class or series of capital stock of the Corporation ranking prior to or on a parity with the Series F Preferred Stock;

               (ii) increase the authorized number of shares of, or issue any shares of Series F Preferred Stock;

               (iii) authorize, adopt or approve an amendment to the Restated Certificate of Incorporation of the Corporation which would decrease the aggregate number of authorized shares of Series F Preferred Stock below the number then outstanding, or alter or change the powers, preferences or special rights of the shares of Series F Preferred Stock so as to affect such shares of Series F Preferred Stock adversely; or

               (iv) reclassify any shares of Common Stock or any other shares of any class or series of capital stock of the Corporation into shares ranking prior to or on a parity with the Series F Preferred Stock.

          (c) In addition to the matters described in Section 4(b) above, the Corporation shall not participate in any merger or consolidation in which its outstanding securities are converted into securities, cash or other property, or sell all or substantially all of its assets (each of the foregoing, a "Transaction") without the prior written consent or affirmative vote of stockholders representing at least a majority of the then outstanding shares of Series F Preferred Stock voting as a single class; provided, however, that such prior written consent or affirmative vote of stockholders representing such shares of Series F Preferred Stock shall not be required if the conditions in any of the following paragraphs (i), (ii) or (iii) below are satisfied:

               (i) In the event that at least 50% of the total value of the consideration being issued or paid to the Corporation or its stockholders in the Transaction consists of cash (as determined in good faith by the Corporation's Board of Directors), the consideration payable to each holder of Series F Preferred Stock in connection with such Transaction, with respect to (and in cancellation of) each share of Series F Preferred Stock, shall be an amount that is not less than 101% of the Liquidation Price at the time in effect.

               (ii) In the event that less than 50% of the total value of the consideration being issued or paid to the Corporation or its stockholders in the Transaction consists of cash (as determined in good faith by the Corporation's Board of Directors), (A) the

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Series F Preferred Stock shall be assumed by the surviving entity or transferee entity (the "Successor") and (B) the Successor shall have and maintain a ratio of total consolidated debt (including preferred stock) to total consolidated operating cash flow (last quarter annualized) that shall not exceed 6.5:1 (as determined in good faith by the Chief Financial Officer of the Successor using generally accepted accounting principles consistently applied).

               (iii) In the event that the conditions specified in the foregoing paragraphs (i) or (ii), as applicable, are not satisfied with respect to a particular Transaction, the Corporation has offered to redeem the Series F Preferred Stock by paying or causing to be paid to each holder of Series F Preferred Stock, concurrently with the consummation of such Transaction, an amount payable in cash with respect to (and in cancellation of) each share of Series F Preferred Stock that is not less than 101% of the Liquidation Price at the time in effect.

          (d) Except as provided above, the holders of Series F Preferred Stock shall not be entitled to vote on any matter, except as otherwise expressly required by Delaware law.

     Section 5. CONVERSION OR EXCHANGE. Except as provided in Sections 6 and 7, the holders of the Series F Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

     Section 6. REDEMPTION/CONVERSION.

          (a) MANDATORY REDEMPTION/CONVERSION. On the tenth anniversary of the date that the Series F Preferred Stock was issued, the Corporation shall either (at the Corporation's sole option (i) redeem/convert from any source of funds legally available therefor, in the manner provided herein, all of the shares of Series F Preferred Stock then outstanding, in cash at a redemption price in an amount equal to the Liquidation Price (as defined in Section 3(a)) at the time in effect (the "Redemption Price"), or (ii), so long as shares of the Common Stock remain quoted on the NNM or another national securities exchange, convert such shares of Series F Preferred Stock into a number of Fully Registered, fully paid and nonassessable shares of Common Stock (together with any associated Rights), having an aggregate Market Price equal to the aggregate Redemption Price. No fractional shares of Common Stock shall be issued in connection with the payment of the Redemption Price for the Series F Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of the Common Stock for the ten (10) trading days immediately preceding the Redemption Date. Any such redemption shall be conducted in accordance with
Section 6(c).

          (b) OPTIONAL REDEMPTION/CONVERSION. The Corporation shall have the right and option at any time to either (i) redeem/convert any or all of the shares of Series F Preferred Stock then outstanding, in cash at the Redemption Price or (ii) so long as shares of the Common Stock remain quoted on the NNM or another national securities exchange, convert such shares of Series F Preferred Stock into a number of Fully Registered, fully paid and nonassessable shares of Common Stock (together with any associated Rights), having an aggregate Market Price equal to the aggregate Redemption Price. No fractional shares of Common Stock shall be issued as payment of the Redemption Price for the Series F Preferred Stock. In lieu of any fractional share


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to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of the Common Stock for the ten (10) trading days immediately preceding the Redemption Date. Any such redemption shall be conducted in accordance with Section 6(c).

          (c) The Corporation shall provide each holder of Series F Preferred Stock with a written notice of redemption (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than sixty (60) nor later than twenty (20) days before the date fixed for redemption. The notice of redemption shall specify (i) the date fixed for redemption (the "Redemption Date"); (ii) the number of shares to be redeemed;
(iii) the amount of the Redemption Price; (iv) whether the redemption price will be paid in cash, and, if so, the place the holders of Series F Preferred Stock may obtain payment of the Redemption Price, upon surrender of their certificates; and (v) whether the redemption price will be paid in Fully Registered Common Stock. If the redemption price will be paid in Fully Registered Common Stock, the Corporation shall provide each holder of Series F Preferred Stock with such information as the holder may reasonably request relating to the Corporation's registration of the Common Stock and the registration statement under which such registration shall be made. If funds or shares of Fully Registered Common Stock are available on the date fixed for redemption/conversion, then whether or not shares are surrendered for payment of the Redemption Price, the shares of Series F Preferred Stock shall no longer be outstanding and the holders thereof shall cease to be Series F Preferred Stockholders of the Corporation with respect to the shares redeemed/converted on and after the date fixed for redemption/conversion and shall be entitled to receive the Redemption Price, without interest upon the surrender of the share certificate. On or before the applicable Redemption Date, each holder of shares of Series F Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series F Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series F Preferred Stock shall be issued forthwith.

     Section 7. CHANGE-OF-CONTROL REDEMPTION/CONVERSION.

          (a) Upon the occurrence of a Change of Control (as such term is defined hereinafter) each holder of Series F Preferred Stock shall have the right to require the Corporation to either, at the Corporation's option, (i) redeem/convert such Series F Preferred Stock, in cash at a price per share equal to 101% of the Liquidation Price at the time in effect, or (ii) so long as shares of the Common Stock remain quoted on the NNM or another national securities exchange, convert such shares of Series F Preferred Stock into a number of Fully Registered, fully paid and nonassessable shares of Common Stock (together with any associated Rights) having an aggregate Market Price equal to 101% of the Liquidation Price then in effect. No fractional shares of Common Stock shall be issued upon payment of the amounts required under this Section 7. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of


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the Common Stock for the ten (10) trading days immediately preceding the
Redemption Date. Any such conversion shall be conducted in accordance with
Section 6(c).

     For purposes of this Section 7, "Change of Control" means the occurrence of any of the following events:

               (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or entity shall be deemed to have "beneficial ownership" of all securities that such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the voting power of all classes of voting stock of the Corporation;

               (ii) the Corporation consolidates with, or merges with or into, another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Corporation is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for capital stock of the surviving or transferee person or entity and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or entity shall be deemed to have "beneficial ownership" of all securities that such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding voting stock of the surviving or transferee person or entity; or

               (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Corporation, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office.

               (iv) the Corporation is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a Transaction which satisfies the conditions set forth in Section 4(c).

          (b) The Corporation shall provide each holder of Series F Preferred Stock with a written notice of the occurrence of a Change of Control (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than sixty (60) nor later than twenty (20) days before the date of such occurrence. Such notice shall specify the Corporation's election pursuant to Section 7(a) and a date for redemption payments to be made,


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if applicable, which shall be a date not later than the date of the occurrence of the Change of Control (the "Change of Control Redemption Date").

     Section 8. PREEMPTIVE RIGHTS. No shares of Series F Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

     Section 9. NO REISSUE. Any Series F Preferred Stock redeemed/converted pursuant to Section 6 or Section 7 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series F Preferred Stock accordingly.


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations to be signed by an authorized officer this 8th day of February, 2001.

                                      ARCH WIRELESS, INC.



                                      By: /s/ J. Roy Pottle
                                         ---------------------------------
                                      Name:  J. Roy Pottle
                                      Title: Executive Vice President and
                                             Chief Financial Officer




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